Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement No. 333-42153 of CHS Inc. on Form S-8 of our report dated June 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002) on the financial statements of Ventura Foods, LLC, appearing in the Annual Report on Form 10-K/A of CHS Inc. for the year ended August 31, 2003.

/s/ Deloitte & Touche LLP

Costa Mesa, California
June 28, 2004